Exhibit 99.4


                     IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE NORTHERN DISTRICT OF ILLINOIS
                               EASTERN DIVISION


In re:                                     )         Case No. 01-24795
                                           )         (Jointly Administered)
COMDISCO, INC.                             )         Chapter 11
et al.,                                    )
                                           )         Hon. Bruce W. Black
                                           )
                     Debtors.              )

                  ORDER APPROVING MANNER IN WHICH CONTINGENT
                 EQUITY DISTRIBUTIONS SHALL BE MADE TO HOLDERS
                       OF CONTINGENT DISTRIBUTION RIGHTS

         This matter having come before the Court on the Motion (the "Motion")(1) of the above captioned, debtors and debtors-in-possession (the "Debtors") for an order pursuant to 11 U.S.C. ss.ss. 105(a) and 1142, Fed. R. Bankr. P. 3020(d) and the First Amended Joint Plan of Reorganization of Comdisco, Inc. and Its Affiliated Debtors and Debtors in Possession dated June 13, 2002 and confirmed by this Court on July 30, 2002 (the "Plan") clarifying the manner in which Contingent Equity Distributions shall be made to holders of certain contingent distribution rights ("CDRs"); and it appearing that notice of the Motion was good and sufficient under the particular circumstances and that no other or further notice need be given; and it appearing that the relief requested in the Motion is in the best interests of the Debtors, their estates and creditors and other parties in interest; and good cause appearing therefor, it is hereby

         ORDERED, ADJUDGED AND DECREED THAT:

         1. The Motion is granted.

         2. In determining the Recovery Threshold to Creditors at any given time, such calculation shall be based upon recoveries to holders of Allowed Claims as of the Initial Distribution Date; therefore, the Recovery Thresholds will be calculated by taking as the numerator the Present Value of Distributions to Creditors (as defined in the Distribution Agreement) received as of the date of calculation by the holders of Allowed Claims whose Claims were Allowed as of the Initial Distribution Date, and as the denominator the total of such Allowed Claims as of the Initial Distribution Date.

         3. After each Recovery Threshold is equaled or exceeded, the holders of CDRs shall be entitled to receive a percentage of what was otherwise payable to Creditors, as set forth on the Threshold Chart (i.e., if the 85% Recovery Threshold has been reached and a total of $100 is being distributed, the Creditors are entitled to $97 and the holders of CDRs are entitled to $3).


--------

(1) Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Motion.


Dated:     Chicago, Illinois
           April 17, 2003



                                          /s/ Bruce W. Black
                                          ------------------------------------
                                          UNITED STATES BANKRUPTCY JUDGE